                                                                    Exhibit 11.1

                               XETEL CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                        IN THOUSANDS, EXCEPT SHARE DATA
                                  (UNAUDITED)


                                       Three Months Ended         Nine Months Ended
                                    ------------------------   -----------------------
                                   December 28,  December 30, December 28,  December 30,
                                       1996          1995         1996         1995
                                    ----------    ----------   ----------   ----------
Shares issued and outstanding (1)        8,773         6,427        8,683        6,428
                                    ----------    ----------   ----------   ----------

Common Stock Equivalent Stock
     Options (2)                          --             910          649          910
                                    ----------    ----------   ----------   ----------
                                         8,773         7,337        9,332        7,338
                                    ==========    ==========   ==========   ==========
Net (loss) income                   $     (334)   $    1,601   $      144   $    3,795
                                    ==========    ==========   ==========   ==========

(Loss) earnings Per Share           $    (0.04)   $     0.22   $     0.02   $     0.52
                                    ==========    ==========   ==========   ==========

(1) Shares issued and outstanding - based on the weighted average method.

(2) Stock options - based on the treasury stock method using average market price.